PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

__________________________________________________________________________________________

Exhibit 23.1

October 18, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/Pre Effective Amendment No. 2 of our report dated August 8, 2011, relating to the financial statements of Alternative Energy Media, Inc. as of June 30, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board